UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2016

SJW Group
(Exact name of registrant as specified in its charter)

Delaware	001-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California		95110
(Address of principal executive offices)		(Zip Code)
(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2016, San Jose Water Company, a wholly-owned subsidiary of SJW Group, entered into a Bond Purchase Contract (the “Bond Contract”) with Morgan Stanley & Co. LLC and RBC Capital Markets, LLC (the “Underwriters”), the Treasurer of the State of California and the California Pollution Control Financing Authority (the “Authority”), pursuant to which the Underwriters agreed to purchase $70,000,000 aggregate principal amount of 4.75% fixed rate California Pollution Control Financing Authority Revenue Bonds (San Jose Water Company Project) Series 2016 with a maturity date of November 1, 2046 (the “Bonds”). The Bonds are expected to be issued by the Authority on December 20, 2016 pursuant to the provisions of the California Pollution Control Financing Authority Act and an Indenture, dated as of December 1, 2016 (the “Indenture”), between the Authority and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The proceeds from the issuance of the Bonds will be loaned by the Authority to San Jose Water Company pursuant to a Loan Agreement, dated as of December 1, 2016 (the “Loan Agreement”), between the Authority and San Jose Water Company. The loan proceeds will be used by San Jose Water Company to (i) finance certain capital costs of (A) improvements to the structures and facilities that are integral to the supply of water throughout San Jose Water Company’s water supply system (the “Water System”), including treatment plants, wells, reservoirs, tanks, pump stations and other functionally related structures and facilities, (B) improvements to the distribution system, including construction of new mains and replacement of existing mains, (C) the acquisition of equipment for operation of the Water System and (D) other capital projects functionally related and subordinate to such facilities, all located in one or more of the following areas: San Jose Water Company's service area in portions of the Cities of San Jose and Cupertino, the Cities of Campbell, Monte Sereno, and Saratoga, the Town of Los Gatos and adjacent unincorporated territories in the County of Santa Clara, California; and (ii) pay certain costs of issuance of the Bonds.

Under the Loan Agreement, San Jose Water Company agrees to pay to the Trustee as a repayment of the loans a sum equal to the amounts payable with respect to the Bonds prior to the bond payment date as set forth in the terms of the Bond. Interest payments on the Bonds are due on May 1 and November 1, commencing on May 1, 2017 and principal under the Bonds is due on maturity, unless otherwise due upon redemption or acceleration. In addition, the Loan Agreement includes a mandatory prepayment provision under which San Jose Water Company is required to prepay outstanding amounts on the Bonds upon the occurrence of certain events, including the loss of the tax-exempt status of the Bonds. The Loan Agreement contains affirmative and negative covenants customary for a loan agreement relating to revenue bonds, including but not limited to, (i) restrictions and prohibitions relating to the transfer of the project funded by the loan proceeds and the assignment of the Loan Agreement; (ii) compliance with certain obligations and requirements relating to the tax exempt status of the interest on the Bonds; and (iii) compliance with continuing disclosure requirements under applicable laws and filing of certain financing and continuation statements. The Loan Agreement and the Indenture contain customary events of defaults, the occurrence of which may result in the acceleration of the Company’s loan repayments under the Loan Agreement.

The foregoing description of the Bond Contract and the Loan Agreement is only a summary and is qualified in its entirety by the texts of the Bond Contract and the Loan Agreement, copies of which will be filed as exhibits to the next periodic reports to be filed by SJW Group with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description

4.1
Indenture dated as of December 1, 2016, by and between California Pollution Control Financing Authority and The Bank of New York Mellon Trust Company, N.A. relating to the Bond. The Registrant agrees to furnish to the Commission upon request a copy of such agreement which it has elected not to file under the provisions of Regulation S-K 601(b)(4)(iii).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW GROUP

Date: December 15, 2016	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer